Addendum II to the Joint Venture Agreement

Between:

  SHURGARD SELF STORAGE SCA, a company organised and existing under the laws of Belgium, having its registered office at Quai du Commerce/Handelskaai 48, 1000 Brussels, registered with the Commercial Register of Brussels (registration number 587.679), represented for the purposes of this Agreement by (i) SSC Benelux Inc., represented by David K. Grant, or (ii) European Self Storage SA, represented by Patrick Metdepenninghen,

  hereinafter referred to as "Shurgard";

  And:

  Crescent Euro Self Storage Investments SARL, a company in formation, to be organised and to exist under the laws of Luxembourg, which will have its registered office at 398, route d'Esch, L-1471 Luxembourg and which will be registered with the Commercial Register of Luxembourg, represented for the purposes of this Agreement by Asim Zafar, Muhannad M. Abulhasan and/or Henry Thompson,

hereinafter referred to as "Luxco".

Individually referred to as a "Party", or collectively as the "Parties".

Whereas:

  Clause 9.1 of the joint venture agreement dated 20 December 2002 (the "Joint Venture Agreement") between Shurgard and Luxco, provides that each of the conditions precedent listed in Clause 9.1 of the Joint Venture Agreement must be satisfied on or before 28 February 2003 or on such other date as the Parties may agree.

  On 28 February 2003, the Parties have agreed to extend the deadline for satisfaction of each of the conditions precedent listed in Clause 9.1 of the Joint Venture Agreement until 25 April 2003.

  The Parties hereby wish to further extend this deadline until 30 June 2003.

NOW, THEREFORE, the Parties hereto agree as follows:

  Definitions

  Unless otherwise defined herein, any word in this Addendum starting with a capital letter is a defined term and should have the same meaning as in the Joint Venture Agreement.

  Closing Date

    Although each Party has been using its reasonable best efforts to ensure timely and due satisfaction of the conditions precedent as listed in Clause 9.1 of the Joint Venture Agreement, the Parties recognise and accept that, due to reasons beyond the control of any of the Parties, the aforementioned conditions precedent will not be satisfied on 25 April 2003 which is the date as set out in Clause 2.2 of the Addendum of 28 February 2003 to the Joint Venture Agreement.

    Therefore, pursuant to Clause 9.1 of the Joint Venture Agreement, the Parties agree that the term for satisfaction of the conditions precedent as listed in Clause 9.1 of the Joint Venture Agreement is extended until 30 June 2003.

    For the avoidance of doubt, the Parties agree that, in accordance with Clause 10.1 of the Joint Venture Agreement, the Capital Increase and Closing shall take place at Linklaters De Bandt office before a notary public of the office Berquin / Ockerman / Deckers / Spruyt / van der Vorst within 5 Business Days following the satisfaction of all conditions precedent set out in Clause 9.1 of the Joint Venture Agreement.

  Other provisions of the Joint Venture Agreement

  This Addendum shall not affect any other provision of the Joint Venture Agreement and all respective rights and obligations of the Parties under the Joint Venture Agreement remain fully intact, valid and enforceable.

  Governing law and arbitration

This Addendum shall be governed by and construed in accordance with Belgian law. All disputes arising out of or in connection with this Addendum and which the Parties are unable to settle amicably shall be finally settled by arbitration as set out in Clause 17.10 of the Joint Venture Agreement.

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Made on ___ April 2003, in two originals. Each Party acknowledges receipt of its own original.
SHURGARD SELF STORAGE SCA:

Name:	European Self Storage SA
Title:	Executive General Manager
represented by:
Name:	Patrick Metdepenninghen
Title:	Permanent representative

CRESCENT EURO SELF STORAGE INVESTMENTS SARL (in formation):

Name:	Henry A. Thompson
Title: